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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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
      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      /X/        Soliciting Material Pursuant to Section240.14a-12

                          COMPUTER ASSOCIATES INTERNATIONAL, INC.
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                 (Name of Registrant as Specified In Its Charter)

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           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)
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                                EXPLANATORY NOTE

    Computer Associates International, Inc., a Delaware corporation ("Computer Associates"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on July 2, 2001 in connection with the solicitation of proxies for electing the board of directors of Computer Associates at the 2001 annual meeting of Computer Associates' stockholders.

                                      ###

    THE FOLLOWING LETTER WAS SENT TO SHAREHOLDERS OF COMPUTER ASSOCIATES ON JUNE 30, 2001:

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
                                                              One Computer Associates Plaza
[LOGO]                                                        Islandia, New York 11749
                                                              tel: +1 631 342 6000
                                                              fax: +1 631 342 6800
                                                              ca.com
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                                                               June 30, 2001

Dear Computer Associates Shareholder:

By now, most of you know that Sam Wyly has launched a fight for control of Computer Associates. He has said he wants to replace CA's board and management and split CA into four companies. We think this is a bad idea for CA customers, employees and shareholders. What's more, Mr. Wyly's outrageous statements and meritless claims are damaging to CA.

We will soon be filing proxy materials with additional information for your consideration and which ask for your support. In the meantime, however, we feel we must address Mr. Wyly's most outrageous and misleading statements. Here are the facts:

             CA'S NEW BUSINESS MODEL IS CREATING SHAREHOLDER VALUE
                     AND SUSTAINABLE COMPETITIVE ADVANTAGE

Our new business model, which has been in place since last October, offers our customers a wide range of innovative purchasing and payment options to help ensure greater payoff from software investments and affords customers a simpler and more cost-effective way to implement new CA products. The new model enables customers to buy month-to-month, annual or 2 or 3 year licenses, and it is winning plaudits from customers and investors. Consider these comments, from among many:

- Greg Clancy, Executive VP & CIO of Sallie Mae/USA Group, Inc., said, "THE FLEXIBILITY OF CA'S NEW BUSINESS MODEL REPRESENTS AN IMPORTANT CHANGE FOR SOFTWARE CUSTOMERS. IT ALLOWS US TO FOCUS MORE ON OUR TECHNOLOGY NEEDS RATHER THAN ON FINANCIAL TRANSACTIONS. I WISH OTHER SOFTWARE VENDORS WOULD FOLLOW SUIT."

- Leon Billis, Deputy Group CIO of AXA Group, commented, "WE VIEW COMPUTER ASSOCIATES AS A COMPANY WE REALLY WANT TO CONSIDER A BUSINESS PARTNER AND IT'S BEEN A RELATIONSHIP THAT WE HAVE HAD WITH THEM FOR MORE THAN 10 YEARS..."

- Drew Brosseau, an analyst with SG Cowen Securities, Inc., commented that "WITH TWO QUARTERS OF THE NEW MODEL NOW UNDER ITS BELT, CA IS PAVING THE WAY FOR SMOOTHER, MORE RELIABLE EARNINGS THAT SHOULD FURTHER COMFORT INVESTORS."
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- John McPeake of Prudential Securities stated, "WE THINK THAT CA'S SHIFT TO A
  RATABLE REVENUE RECOGNITION MODEL IS AFFORDING MANAGEMENT WITH PERHAPS THE HIGHEST LEVELS OF VISIBILITY IN THE COMPANY'S HISTORY."

- David Lauderdale, Senior Vice President, Worldwide Technical Operations for Worldspan, said, "DOING BUSINESS WITH CA HAS NEVER BEEN EASIER. WORKING CLOSELY TOGETHER, WE WERE ABLE TO CRAFT AN AGREEMENT THAT PROVIDES WORLDSPAN WITH FLEXIBILITY AND PREDICTABLE SOFTWARE COSTS TIED TO THE GROWTH OF OUR BUSINESS. UNDER THIS NEW TRANSACTION FEE AGREEMENT, CA HAS ALIGNED THEIR SUCCESS WITH THE SUCCESS OF WORLDSPAN. THIS IS A GREAT EXAMPLE OF A TRUE PARTNERSHIP."

             BREAKING UP CA INTO FOUR COMPANIES IS A RECKLESS PLAN

Mr. Wyly's plan to break the company into four distinct business units is not a novel idea, just an impractical one. Having four separate businesses would result in multiple duplications in organizational structure, increasing overhead costs and decreasing available cash for growth drivers such as technology development.

One of CA's major competitive strengths is its ability to provide a broad portfolio of products to solve customers' problems. Our customers want integrated solutions, but with the business units divided, customers would have multiple points of contact for their various software products, decreasing the speed and quality of service.

IF YOU INVESTED IN CA ON JANUARY 2, 2001--IN WHAT CONTINUES TO BE A DIFFICULT ENVIRONMENT FOR THE TECHNOLOGY INDUSTRY--YOUR INVESTMENT WOULD BE UP MORE THAN 65%. HOW MANY SOFTWARE COMPANIES CAN SAY THAT?

As for investors, we are proud of what CA has done for you. Yes, we had a bad quarter last year like many software companies. But that can't erase our track record. SINCE OUR IPO, THE RETURN ON CA STOCK HAS BEEN NEARLY 13,000%.

OUR COMPANY'S LARGEST SHAREHOLDER (WITH A 21% STAKE) HAS ALREADY PUBLICLY REJECTED MR. WYLY'S EFFORTS AND HAS INFORMED MR. WYLY THAT HE WILL VOTE HIS SHARES IN FAVOR OF YOUR CURRENT BOARD OF DIRECTORS.

Mr. Wyly, who has known our largest shareholder, Mr. Walter Haefner, for almost 30 years, wrote to him in early June asking for his support in his bid to unseat CA's board. Here is the full text of Mr. Haefner's most recent response:

                                          ZURICH, JUNE 22, 2001

    DEAR SAM:

        I RECEIVED YOUR LETTER ANNOUNCING YOUR PLANS FOR COMPUTER
    ASSOCIATES. AS I STATED IN MY LETTER TO YOU OF JUNE 7, 2001, I HAVE COMPLETE CONFIDENCE IN THE EXISTING CA MANAGEMENT TEAM AND INTEND TO SUPPORT THEM FULLY.

        PLEASE TRY TO UNDERSTAND, SAM, AFTER WHAT CHARLES WANG AND CA HAVE DONE FOR ME, I SIMPLY WILL NOT ACT OTHERWISE.

                                   WALTER HAEFNER
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    Obviously we are gratified to have Mr. Haefner's public expression of support, and we hope we have earned your support as well. Every shareholder counts. If you own 10 shares or a million, we are working to deliver value for you. We have a strong, compelling plan for building value and we are excited about the future of CA.

           WE RECOGNIZE THAT OUR EMPLOYEES ARE OUR GREATEST ASSET AND THEIR SATISFACTION AND PRODUCTIVITY ARE CRUCIAL TO OUR SUCCESS

As you know, Mr. Wyly has been involved with two companies that were sold to CA, including Sterling Software, which we bought in March 2000. At that time, Mr. Wyly lauded CA in a letter to customers and employees:

"COMPUTER ASSOCIATES WITH ITS RECORD OF SUCCESS... HAS TIME AND AGAIN DEMONSTRATED THAT IT IS A NEW OWNER WORTHY OF YOUR AND MY TRUST. COMPUTER ASSOCIATES IS A GOOD PLACE TO WORK. THE FIRST COMPANY I FOUNDED (UNIVERSITY COMPUTING--LATER NAMED UCCEL) MERGED INTO COMPUTER ASSOCIATES 14 YEARS AGO. AT THAT TIME WE HAD ONE OF THE BRIGHTEST AND BEST SOFTWARE DEVELOPERS WHO EVER GREW UP IN GREENVILLE, SOUTH CAROLINA. HIS NAME IS SANJAY KUMAR, AND TODAY HE IS CHARLES WANG'S PRESIDENT OF COMPUTER ASSOCIATES."

CA provides its 18,000+ employees with one of the most competitive benefits packages in the industry, offering education reimbursement, premium health benefits and on-site day care. Do we demand high performance? Yes. CA is an aggressive, demanding place to work, but it also offers tremendous entrepreneurial opportunity.

We have worked hard to establish a stimulating working environment, fostering entrepreneurial spirit and offering tremendous opportunity, as well as support. Most of our senior executives have been promoted through the ranks from within. One of the undersigned, CA's President and CEO Sanjay Kumar, is an excellent example, joining CA as a software developer at a company we acquired 14 years ago. Incidentally, that company was started by Sam Wyly and bought by CA after Mr. Wyly had left it.

              CA HAS BEEN RECOGNIZED FOR ITS EXCEPTIONAL EMPLOYEE
             ENVIRONMENT BY NUMEROUS ORGANIZATIONS AND PUBLICATIONS

- Fortune Magazine recently named CA one of "America's 50 Best Companies for Minorities."

- Business Ethics Magazine recently ranked CA tops in diversity practices among "100 Best Corporate Citizens."

- Careers & the Disabled Magazine named CA "Private Sector Employer of the
  Year."

CA has a community relations program dedicated to the support of non-profit organizations and educational institutions in various U.S. communities. In particular, we are a major supporter of several non-profit groups dedicated to helping children, including: the Make-A-Wish Foundation, which grants wishes to children with terminal illnesses; the National Center for Missing & Exploited Children, which is leading the fight against child abduction and exploitation; and The Smile Train, which is working to eradicate the problem of cleft lips and palates.

           MR. WYLY IS USING DEEPLY FLAWED, SELF-SERVING RESEARCH TO
              MISLEAD YOU ABOUT CA'S CUSTOMER SATISFACTION LEVELS

Gartner Research--a highly respected independent industry research firm--has already publicly criticized the validity and methodology of Mr. Wyly's research. For many years, as part of our effort to understand our customers' needs, we have conducted our own research through GuideStar Communications, another highly respected firm. The GuideStar research shows that Mr. Wyly's numbers are wrong and his accusations are unsupportable.

CA has tens of thousands of customers in North America. Mr. Wyly's researchers purport to have spoken to 52 of them. This is simply too small a sample to derive accurate results.

The GuideStar research--which involves over 2,000 respondents--shows that our customer satisfaction ratings increased significantly in 2000, and we expect they will continue to rise as customers enjoy the flexibility provided by our new business model, which was introduced in October 2000.

Are we perfect? No. But we haven't grown to be the world's third-largest independent software firm, with a market capitalization of more than $18 billion, by ignoring our customers. We recognize that customer satisfaction is paramount to our success and we are dedicated to continuing to earn customer loyalty and trust. In the last few years alone, we have put more than 650 people in the field whose sole job is to make sure that customer satisfaction is the best that it can be, rather than having to focus on meeting specific sales goals.

Since Mr. Wyly launched his attack, we've received many expressions of support from all of CA's constituencies. We thank those of you who have called or written with words of encouragement, and assure you that we intend to stay focused on continuing to build and improve CA.

                              Very truly yours,

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
            [LOGO]                                   [LOGO]
            CHARLES B. WANG                          SANJAY KUMAR
            CHAIRMAN                                 PRESIDENT & CHIEF EXECUTIVE OFFICER
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For additional information, please call MACKENZIE PARTNERS, INC. toll free at
800-322-2885,
or call D.F. KING & CO., INC. toll free at 800-431-9642.

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                             IMPORTANT INFORMATION

Computer Associates plans to file a proxy statement with the Securities and Exchange Commission relating to Computer Associates' solicitation of proxies from the stockholders of Computer Associates with respect to the Computer Associates 2001 annual meeting of stockholders. COMPUTER ASSOCIATES ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Computer Associates' proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of Computer Associates' proxy statement, when it becomes available, by writing to Computer Associates at One Computer Associates Plaza, Islandia, New York 11749, or by contacting MacKenzie Partners, Inc. at 800-322-2885 or D.F. King & Co., Inc. at 800-431-9642 or at www.ca.com. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' shareholders is available in the soliciting materials on
Schedule 14A filed by Computer Associates with the SEC.